Exhibit 10.2

CONAGRA FOODS
EXECUTIVE INCENTIVE PLAN
(Amended and Restated — 2009)

1.  Purpose. The principal purposes of the ConAgra Foods Executive Incentive Plan (the “Plan”) are to provide incentives to participating eligible officers of ConAgra Foods, Inc. and its Subsidiaries (“ConAgra Foods”) who have significant responsibility for the success and growth of ConAgra Foods, to assist ConAgra Foods in attracting, motivating and retaining such officers on a competitive basis and to preserve the tax deductibility of incentive awards paid to eligible officers under Section 162(m) of the Code (as defined below).

2.  Definitions.

a.  “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended from time to time. (All citations to Code Sections are to such Sections as they are currently designated and any reference to such Sections shall include the provisions thereof as they may from time to time be amended or renumbered as well as any successor provisions and any applicable regulations.)

b. “Committee” means the Human Resources Committee of the Board of Directors, or its successor, or such other committee of the Board of Directors to which the Board of Directors delegates power to act under or pursuant to the provisions of the Plan. Each member of the Committee shall qualify as (i) an “outside director” for purposes of Code Section 162(m), (ii) a “non-employee director” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and (iii) “independent” for purposes of any rules and regulations of the stock exchange or other recognized market or quotation system on which the Common Stock of ConAgra Foods is principally traded or quoted at the relevant time, except that the Board of Directors may determine to have these qualification requirements satisfied by a subcommittee of the Committee (and, in this case, any reference to “Committee” in the Plan shall be deemed to be a reference to this subcommittee to the extent necessary to satisfy these requirements).

c. “ConAgra Foods” means ConAgra Foods, Inc., a Delaware corporation and its successor and assigns, and each of its Subsidiaries.

d. “Eligible Officer” means an employee of ConAgra Foods who is considered an executive officer of ConAgra Foods within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and senior officers, and other employees of ConAgra Foods performing similar duties for ConAgra Foods who are selected by the Committee for participation in the Plan.

e. “Fair Market Value” means, on any date, the closing price of the common stock of ConAgra Foods, Inc. as reported on the New York Stock Exchange (or on such other recognized market or quotation system on which the trading prices of the common stock are traded or quoted at the relevant time) on such date. In the event that there are no stock transactions reported on such exchange (or such other system) on such date, Fair Market Value shall mean the closing price on the immediately preceding date on which stock transactions were so reported.

f. “Market Capitalization” means the product of the Fair Market Value per share of the common stock of ConAgra Foods, Inc., multiplied by the total number of shares outstanding.

g. “Participant” means an Eligible Officer participating in the Plan for a performance period as provided in Sections 5 or 6.

h. “Plan” means this ConAgra Foods Executive Incentive Plan, as amended and restated, and as further amended from time to time.

i. “Qualified Performance-Based Award” means an award (or a specified portion of an award) to an Eligible Officer that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m).

j. “Subsidiary” means any corporation, partnership, joint venture or other entity in which ConAgra Foods, Inc. owns, directly or indirectly, 25% or more of the voting power or of the capital interest or profits interest (within the meaning of Code Section 414(c)) of such entity.

3.  Administration of the Plan. The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations and guidelines for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including ConAgra Foods, its stockholders and any person receiving an award under the Plan. The Committee may delegate its responsibilities under the Plan to such individuals, including members of management, as the Committee may appoint, provided that no delegation shall be made with respect to an opportunity to receive either a Qualified Performance-Based Award to the extent it would cause such award to fail to qualify under Code Section 162(m), or any award to the extent it would cause such award to fail to meet any other requirements referenced in the definition of “Committee” that are applicable to the award. No member or former member of the Committee or the Board shall be liable for any action or determination made in good faith with respect to the Plan or any award granted under it.

4.  Eligibility. All Eligible Officers are eligible to participate in the Plan for any performance period. For each performance period, the Committee, in its discretion, shall select the Eligible Officers who shall participate in the Plan. No Eligible Officer is guaranteed to be eligible to participate for any performance period and an Eligible Officer who is selected by the Committee for participation in one performance period may be excluded from participation in any subsequent performance period.

5.  Awards.

a.  Establishment of Awards.  For each award under the Plan, the Committee shall specify (i) incentive award performance goals for Participants, which may vary by Participant or by groups of Participants, and which shall be used to determine the compensation payable under the award; (ii) the performance period over which performance shall be determined in connection with the performance goals; and (iii) the maximum compensation that may be paid in connection with the award upon the achievement of a specified performance goal during the performance period. Subject to the maximum specified, the Committee may provide for a threshold level of performance below which no amount of compensation will be paid, and it may provide for the payment of differing amounts of compensation for different levels of performance. The performance period for an award may be a fiscal year, or it may be a period that is shorter or longer than a fiscal year. In the case of a Qualified Performance-Based Award, the Committee shall establish in writing the terms described in this paragraph not later than required by Code Section 162(m).

b.  Performance Goals.

i.  The performance goals may be described in terms of objectives that are company-wide and/or related to a Subsidiary, reporting segment or business unit of ConAgra Foods, Inc., and shall consist of one or more or any combination of the following: cash flow, free cash flow, operating cash flow, earnings, market share, economic value added, achievement of annual operating budgets, profits, profit contribution margins, profits before taxes, profits after taxes, operating profit, return on assets, return on investment, return on equity, return on invested capital, gross sales, net sales, sales volume, stock price, total stockholder return, dividend ratio, price-to-earnings ratio, expense targets, operating efficiency, customer satisfaction metrics, working capital targets, the achievement of certain target levels of innovation and/or development of products, goals related to acquisitions or divestitures, formation or dissolution of joint ventures, corporate bond rating by credit agencies, debt to equity or leverage ratios, or financial performance goals determined by the Committee that are sufficiently similar to the foregoing as to be permissible under Code Section 162(m).

ii.  If more than one individual performance objective is specified by the Committee in defining a performance goal, the Committee shall also specify, in writing, whether one, all or some other number of such objectives must be attained in order for the performance goal to be met. With respect to any award that is not intended to be a Qualified Performance-Based Award, the Committee may use performance goals that are different than those set forth above.

iii.  Each performance goal may be based upon growth, may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on the past performance of ConAgra Foods and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholders’ equity and/or shares outstanding, investments or assets or net assets. The specific performance goal for each Participant shall be established in writing by the Committee within ninety days after the commencement of a performance period (or within such other time period as may be required by Code Section 162(m)) to which the performance goal relates. The performance goal shall be established in such a manner that a third party having knowledge of the relevant facts could determine whether the performance goal has been met.

c.  Payment of Awards. Awards shall be payable following the completion of each performance period (unless deferred consistent with Code Section 409A), and, for Qualified Performance-Based Awards, only after certification in writing by the Committee that the specified performance goals established under the Plan were achieved (and with any earnings on a deferred award limited as required to comply with Code Section 162(m)). Unless the Committee specifies otherwise in the terms of an award, payment shall be made on or before the later of (a) the fifteenth day of the third month that begins after the month containing the end of the applicable fiscal year (with the applicable fiscal year being the fiscal year containing the end of the performance period for which performance is certified), or (b) the fifteenth day of the third month that begins after the end of the Participant’s tax year that contains the end of the performance period for which performance is certified. Awards may be paid in cash or securities. If an award is paid in securities, such payment shall be accomplished by a grant under a ConAgra Foods plan that expressly provides for making grants of securities, such as the ConAgra Foods 2009 Stock Plan. Grants or awards of stock options or stock appreciation rights shall be based on a stock price that is not less than the Fair Market Value on the date of grant. Notwithstanding the attainment of the specified performance goal, the Committee has the discretion, for each Participant, to reduce some or all of an award that would otherwise be paid.

d.  Maximum Awards. In no event may a Participant receive an aggregate cash compensation award under the Plan in any fiscal year of more than 1% of ConAgra Foods’ Market Capitalization as of the first day of the performance period (except that in the case of an amount paid based on a performance period other than a 12-month fiscal year, the maximum shall be an amount that bears the same ratio to 1% of ConAgra Foods’ Market Capitalization, as of the first day of the performance period, as the length of the performance period bears to a 12-month fiscal year).

e.  Adjustments. In determining whether any performance goal has been satisfied, the Committee may exclude the effect of (i) any or all extraordinary items (as determined under U.S. generally accepted accounting principles), and (ii) any other unusual or nonrecurring items or events, including but not limited to, (a) charges, costs or benefits or gains associated with: restructurings of ConAgra Foods; litigation or claim adjudication, judgments or settlements; mergers, acquisitions, or divestitures; and material changes in business, operations, corporate or capital structure; (b) foreign exchange or hedge-related gains and losses; (c) asset write-downs; (d) discontinued operations; and (e) the cumulative effects of accounting changes. In the case of Qualified Performance-Based Awards, the exclusions and adjustments allowed by this Section may only apply to the extent the Committee specifies in writing (not later than the time performance goals are required to be established) which exclusions and adjustments the Committee will apply to determine whether a performance goal has been satisfied, as well as an objective manner for applying them, or to the extent that the Committee otherwise determines that they may apply without adversely affecting the award’s status as a Qualified Performance-Based Award. To the extent that a performance goal is based on an increase in the stock price of ConAgra Food’s common stock, then in the event of any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of ConAgra Foods, any merger, consolidation, spin-off, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or any other corporate transaction having an effect similar to any of the foregoing, the Committee shall make or provide for such adjustments in such performance goals as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants. In the case of a Qualified Performance-Based Award, this adjustment shall apply only to the extent the Committee determines it will not adversely affect the award’s status as a Qualified Performance-Based Award.

6.  Special Rules. The Committee may establish rules and procedures for cases where employment or eligibility begins after the start of a performance period, or ends before payment of an award, to the extent they are consistent with the following:

a.  Newly Hired Officer. In the case of an Eligible Officer who is hired by ConAgra Foods after the beginning of a performance period, the Committee may in its discretion designate such newly hired Eligible Officer as a Participant for that performance period, provided that the newly hired Participant may only be granted a Qualified Performance-Based Award to the extent the Participant’s period of service during the performance period would not cause the performance goal for such award to be established later than permitted under Code Section 162(m).

b.  Newly Eligible Officer. An Eligible Officer who is promoted, transferred or otherwise changes positions and who becomes a Participant during the performance period may, at the discretion of the Committee and under such rules as the Committee may from time to time prescribe, be eligible for an award provided that a promotion or job change cannot (i) increase the amount payable under a Qualified Performance-Based Award as a result of satisfying the performance goal that is intended to satisfy Code Section 162(m), or (ii) cause the performance goal for a Qualified Performance-Based Award to be established later than permitted under Code Section 162(m).

c.  Termination of Employment. If an Eligible Officer terminates employment with the Company prior to the end of a performance period, the terms of the award or the rules established by the Committee shall apply to determine whether such award is forfeited or paid in whole or in part; provided, however, no Qualified Performance-Based Award shall be paid in whole or in part prior to or without regard to certification of attainment of the performance goal.

7. Miscellaneous Provisions. ConAgra Foods shall have the right to deduct from the payment of all awards hereunder any federal, state, local or foreign taxes required by law to be withheld with respect to such awards. Neither the Plan nor any action taken hereunder shall be construed as giving any Eligible Officer any right to be retained in the employ of ConAgra Foods or in any specific position with ConAgra Foods. The costs and expenses of administering the Plan shall be borne by ConAgra Foods and shall not be charged to any award or to any Participant receiving an award. Neither an award nor any other right or benefit under this Plan shall be subject to alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to alienate, sell, assign, pledge, encumber or charge the same shall be void and shall not be recognized or given effect by ConAgra Foods. The Plan shall be construed and administered in accordance with the laws of the State of Delaware.

8. Effective Date, Amendments and Termination. The Plan originally became effective on September 23, 2004, upon approval of the ConAgra Foods stockholders. The Plan as amended and restated herein is hereby adopted and approved by the Board of Directors, subject to, and to be effective upon, approval by ConAgra Foods’ stockholders at the 2009 annual meeting of ConAgra Foods’ stockholders. If such stockholder approval is not obtained, the Plan shall terminate at such time and be of no further effect.

The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any awards theretofore made under the Plan, except with the consent of the Eligible Officer granted the award, and except to the minimum extent necessary to comply with applicable law. No such amendment or modification, however, may be effective without approval of the stockholders of ConAgra Foods if such approval is necessary to comply with the requirements of Code Section 162(m), including (i) any change to the requirement as to eligibility for participation in the Plan, (ii) any change to the performance goals permissible under the Plan for payment of awards or (iii) any increase to the maximum amount that may be paid to a Participant for any period under Section 5(d). The Plan shall continue in effect until terminated by the Committee.

9.  Code Section 409A. Unless the Committee expressly determines otherwise, awards are intended to be exempt from Code Section 409A as short-term deferrals and, accordingly, the terms of any awards shall be construed and administered to preserve such exemption. To the extent the Committee determines that Code Section 409A applies to a particular award granted under the Plan, then the terms of the award shall be construed and administered to permit the award to comply with Code Section 409A, including, if necessary, by delaying the payment of any award payable upon separation from service to a Participant who is a “specified employee” (as defined in Code Section 409A and determined consistently for all ConAgra Foods arrangements that are subject to Code Section 409A), for a period of six months and one day after such Participant’s separation from service (as defined in Code Section 409A, but treating ConAgra Foods as constituting a single service recipient unless the Committee timely provides otherwise). In the event anyone is subject to income inclusion, additional interest or taxes, or any other adverse consequences under Code Section 409A (“Non-compliance”), then neither ConAgra Foods, the Committee, the Board of Directors nor its or their employees, designees, agents or contractors shall be liable to any Participant or other persons in connection with any Non-compliance, except to the extent the Non-compliance was the direct result of any ConAgra Foods action or failure to act that was undertaken in bad faith.